Exhibit 99.d(ii)(d)

SUB-SUB-INVESTMENT ADVISORY AGREEMENT

between

GUARDIAN BAILLIE GIFFORD LIMITED, incorporated under the Companies Acts and having its Registered Office at Calton Square, 1 Greenside Row, Edinburgh EH1 3AN
(hereinafter called “the Company”) OF THE ONE PART

and

BAILLIE GIFFORD OVERSEAS LIMITED, a company incorporated under the Companies
Acts and having its Registered Office at Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN
(hereinafter called “the Manager”) OF THE OTHER PART

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WHEREAS:

A.            RS Variable Products Trust (hereinafter called the “Client”) is engaged in business as an open-end management investment company and is registered as such under the U.S. Investment Company Act of 1940, as amended.

B.            The Client is authorised to issue shares of beneficial interest in one or more series, the shares of which will represent and correspond to interests in one or more separate portfolios of securities and other assets held by the Client.

C.            RS Investment Management Co. LLC (“RS”) is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

D.            The Company is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended, and is authorized and regulated in the conduct of its investment business by the Financial Services Authority.

E.             The Manager is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended, and is a member of, and is authorized and regulated in the conduct of its investment business by the Financial Services Authority.

F.             The Client desires RS to render investment management services to the Client and to those of its Series pursuant to a separate investment advisory agreement between the Client and RS.

G.            RS, in turn, desires the Company to render sub-investment management services to the Client and to those of its Series which are named in written Fee Appendices as described herein in the manner set forth and in the terms and conditions set forth in a separate Sub-Advisory Agreement (as defined below) of even date herewith.

H.            The Company, in turn, desires the Manager to render sub-sub-investment management services to the Client and to those of its Series which are named in written Fee Appendices as described herein in the manner and on the terms and conditions hereinafter set forth.

IT IS HEREBY AGREED AND DECLARED as follows:

1.               Definitions

1.1.          In this Agreement the following words and expressions shall where not inconsistent with the context have the following meanings respectively:

(a)           “Articles” means the Articles of Association of the Company as amended from time to time;

(b)           “Associate” means and includes any corporation which in relation to the person concerned (being a corporation) is a Holding Company or a Subsidiary or a Subsidiary of any such Holding Company or a corporation (or a Subsidiary of a corporation) at least one-third of the issued share capital of which is beneficially owned by the person concerned or an Associate thereof under the preceding part of this definition and includes any firm the partners of which or any one or more of them are beneficially entitled whether directly or indirectly or through the medium of a corporation or corporations to at least three-quarters of the issued equity share capital of the person concerned (being a corporation) and includes any partner in any such firm. Where the person concerned is an individual, firm or other unincorporated body the expression “Associate” means and includes any corporation directly or indirectly or through the medium of a corporation or corporations controlled by such person and any partner in any such firm;

(c)           “Business Day” means a day on which the New York Stock Exchange is open for business;

(d)           “Commencement Date” means November 7, 2006 or, if later, the date on which a copy of this Agreement signed by or on behalf of the Manager has been signed by or on behalf of the Company and returned to the Manager;

(e)           “Custodian” means State Street Bank & Trust Company, Boston, Massachusetts, U.S.A. and its agents and sub-custodian banks or such other bank or banks as may in the future serve as custodian of the Investments;

(f)            “Directors” means the Board of Directors of the Company from time to time including any duly appointed committee thereof;

(g)           “Fee Appendix” means the Sub-Sub-Investment Advisory Fee Appendix entered into by the Manager and the Company which sets forth the compensation to be paid by the Company to the Manager for services rendered hereunder with respect to any Series. Each Fee Appendix shall be subject to the terms and conditions of this agreement;

(h)           “FSA” means the Financial Services Authority;

(i)            “Holding Company” means a holding company as defined in Section 736 of the Companies Act 1985;

(j)            “Investments” means the assets and rights from time to time of each Series comprised in the Portfolio of such Series;

(k)           “Investment Policy” means the investment objective, policies and restrictions of a Series which are set out in the current Registration Statement on Form N-1A as filed on behalf of the Client with the SEC and as amended from time to time following written notice given by the Company to the Manager;

(l)            “Portfolio” means the investments and cash which may from time to time comprise the assets of a Series which are the subject of the Sub-Advisory Agreement;

(m)          “Rules” means the rules of the FSA, as altered, amended, added to or cancelled from time to time;

(n)           “SEC” means the U.S. Securities and Exchange Commission;

(o)           “Series” means a separate portfolio of assets of the Client which has been named in a written Fee Appendix;

(p)           “Sub-Advisory Agreement” means the Sub-advisory, Sub-administration and Accounting Services Agreement between the Company and RS of even date herewith;

(q)           “Subsidiary” means a subsidiary as defined in Section 736 of the Companies Act 1985;

(r)            “U.S.” means the United States of America;

(s)           “1940 Act” means the U.S. Investment Company Act of 1940, as amended;

(t)            any reference to RS, Company, Client, a Series or the Manager includes a reference to its duly authorised agents or delegates;

(u)           words importing the singular number shall be deemed to include the plural number and vice versa;

(v)           words importing the masculine gender only shall include the feminine gender and vice versa;

(w)          words importing persons shall include companies or associations or bodies of persons, whether corporate or not; and

(x)            any reference to this Agreement shall be deemed to be a reference to this Agreement as it may from time to time be supplemented by a Fee Appendix.

1.2.          Words and expressions contained in this Agreement (but not defined herein) shall bear the same meanings as in the Articles.

1.3.          The headings to the Clauses of this Agreement are for convenience only and shall not affect the construction & interpretation thereof.

1.4.          References herein to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted from time to time and shall include any provision of which they are reenactments (whether with or without modification).

2.               Appointment

2.1.          The Company HEREBY APPOINTS the Manager as Sub-Sub-Investment Manager in relation to the Portfolio of each Series and the Manager accepts such appointment on the terms and conditions of this Agreement.

2.2.          The appointment of the Manager as Sub-Sub-Investment Manager as aforesaid shall take effect from the Commencement Date, and shall continue in full force and effect with respect to each Series, provided it is initially and continually approved in accordance with the 1940 Act, and unless and until terminated in accordance with the provisions hereof.

3.               Investment Management Functions of the Manager

3.1.          During the continuance of its appointment as Sub-Sub-Investment Manager of the Company, subject to Cause 3.2 below and without prejudice to the generality of Clause 2.1 above the Manager shall (subject to the overall supervision of the Directors):

(a)           manage the investment and re-investment of the Portfolio of each Series on a discretionary basis with a view to achieving the investment objective contained in the Investment Policy;

(b)           provide valuations of the Investments in accordance with the provisions of Clause 11;

(c)           as and when requested by RS, the Company and/or the Client supply RS, the Company and/or the Client with such information in connection with the Portfolio of each Series as may be in the possession of the Manager or may reasonably be obtained from or provided by them;

3.2.          Any investment activity undertaken by the Manager pursuant to this Agreement and any other activities undertaken by the Manager on behalf of the Company or the Client or any Series shall at all times be subject to any written directives of the Board of Trustees of the Client, as the case may be, any duly constituted committee of the Board, or any officer of the Company or of the Client acting pursuant to the written directives of its respective Board.

3.3.          The Manager shall keep or cause to be kept on behalf of each Series such books, records and statements to give a complete record of all transactions carried out by the Manager on behalf of each Series in relation to the investment and reinvestment of the Portfolio of such Series and such other books, records and statements as may be required by law and as may be necessary to give a complete record of all other transactions carried out by the Manager on behalf of each Series and shall permit the Company and its employees and agents and the auditors for the time being of the Company and/or the Client and each Series to inspect such books, records and statements at all reasonable times.

3.4.          All records required to be maintained and preserved by the Manager on behalf of each Series or the Portfolio of such Series pursuant to the provisions of rules or regulations of the SEC under Section 31(a) of the 1940 Act are the property of the Client and will be surrendered by the Manager promptly on request by the Client.

3.5.          The Manager hereby warrants that it holds and undertakes that it will continue to hold, all licences, permissions, authorisations and consents necessary to enable it to carry out its duties hereunder in the ordinary course of business and that all such licences, permissions, authorisations and consents are and will remain in full force and effect during the continuance of this Agreement.

3.6.          The services to be provided under this Agreement shall be so provided on the basis that the Company and the Client are “Intermediate Customers” as defined in the Rules.

4.               Manager’s Specific Powers and Obligations in Relation to Investment Management

4.1.          Consistent with the Investment Policy and subject to any written directions (in accordance with Clause 3.2 above) communicated to the Manager, the Manager shall have and is hereby granted the authority, power and right for the Portfolio of each Series and in the name of the Client and each Series to supervise and direct the investments of each Series in its discretion and without prior consultation with RS, the Client or the Company:

(a)           to issue orders and instructions with respect to the disposition of Investments, moneys and other assets of the Portfolio of each Series;

(b)           to purchase (or otherwise acquire), sell (or otherwise dispose of) and invest in investments, moneys and other assets for the account of each Series and effect foreign exchange transactions on behalf of each Series and for the account of each Series in connection with any such purchase, other acquisition, sale or other disposal;

(c)           to enter into, make and perform all contracts, agreements and other undertakings as may in the opinion of the Manager be necessary or advisable or incidental to the carrying out of the objectives of this Agreement;

(d)           subject to the Rules, to aggregate transactions for the Portfolio of each Series with those of other clients and Associates without prior reference to the Company, the Client or any Series or such other clients. Aggregation may operate on some occasions to the advantage of a Series and on other occasions to the disadvantage of a Series. Also the Manager may act as agent for the Client and each Series in relation to transactions in which it is also acting as agent for its Associates;

(e)           to purchase and sell Investments on any Recognised or Designated Investment Exchange as defined in the Rules (including for this purpose over the counter markets) or through such other intermediary as the Manager may in its discretion consider;

(f)            to purchase or subscribe for investments that are not Readily Realisable Investments (as defined in the Rules). However, such investments carry a high risk of not being readily realisable, market-makers may not be prepared to deal in them and proper information for determining their current value may not be available. The purchase of such investments is subject to such restrictions as may be set out in this Agreement not inconsistent with the Investment Policy;

(g)           to accept offers of new issues, or rights issues and offers of paper and/or cash alternatives in takeover bids on behalf of each Series;

(h)           to invest in Contingent Liability Investments and Options effected otherwise than under the rules of a Recognised or Designated Investment Exchange (as defined in the Rules) or in a contract traded thereon;

(i)            for the purposes of carrying out transactions in futures and options only, to deposit or pledge investments comprised in the Portfolio of each Series and such other documents of title and certificates evidencing title to such investments and other property as may be required in order to satisfy the counterparty’s margin or collateral requirements. In all other circumstances and except (a) with the written consent of and on terms agreed with the Company and the Client or (b) if appropriate, as may be provided in the Client’s current Registration Statement filed with the SEC (as amended from time to time)investments comprised in the Portfolio of a Series and documents of title and certificates evidencing title to such investments and other property acquired under this Agreement may not be lent to a third party nor may money be borrowed on the Client’s or a Series’ behalf against the security of such investments, documents and property.

4.2.          As Investments may be denominated in different currencies, a movement of exchange rates may have a separate effect, unfavourable as well as favourable, on the gain or loss otherwise experienced in the Investments.

4.3.          The Company understands, and has informed the Manager that the Client understands, that markets involving Contingent Liability Investments can be highly volatile and that such instruments carry a high risk of loss and that a relatively small adverse market movement may result not only in loss of the original investment but also an unquantifiable further loss exceeding any margin deposited. The Company further understands, and has informed the Manager that the Client understands, that the Client may be required to pay on behalf of a Series a deposit or margin in support of a transaction or to supplement that payment after the transaction has been effected and that the consequence of non-payment may result in the loss of deposit or margin.

4.4.          The Manager shall observe and comply with all resolutions of the Directors of which it has written notice and other lawful orders and directions given in writing to it from time to time by the Directors including those orders and directions emanating from the Client and all activities engaged in by the Manager hereunder pursuant to Clause 3 above shall at all times be subject to the control of and review by the Directors, acting on behalf of the Client, and without limiting the generality of the foregoing the Directors may from time to time:

(a)           prohibit the Manager from investing the Portfolio of any Series in any investment or in any currency or country or in or with any person;

(b)           require the Manager to sell any investment or (subject to the availability of funds) to purchase, on behalf of a Series, any investment;

(c)           notify the Manager, in writing, of any amendments to the Investment Policy of any Series;

(d)           and the Manager shall and shall procure that any person, firm or company to whom it delegates any of its functions hereunder shall give effect to all such decisions.

5.               Payment Due on Investments

The Company undertakes to the Manager that it shall be responsible for any unpaid calls or other sums which may become payable upon any of the Investments or any rates, taxes or other imposts or similar liabilities levied or arising on or in respect of any of the Investments but only to the extent that the Client, on behalf of a Series, has failed to pay same.

6.               Custody Arrangements

6.1.          The Company will as the written request of the Manager arrange with the Client, on behalf of a Series, for the opening of bank accounts in the name of each Series with the Custodian. All sums belonging to a Series including proceeds of sales and income received on investments shall be credited directly to such accounts. The Manager will hold no moneys on behalf of a Series, and accepts no liability for any default by the Custodian. These bank accounts and moneys are not Client Bank Accounts or Clients’ Money (as defined in the Rules).

6.2.          Securities forming part of the Portfolio of each Series will be registered in the name of the Custodian or held to its order. The Manager accepts no liability for any default by the Custodian or sub-custodian banks.

7.               Settlement

The Manager will attend to the settlement and delivery of all purchases and sales of Investments and deal with issues, rights entitlements and any other matters affecting such investments. The Manager will also be entitled to instruct the Custodian to make delivery of documents of title or certificates evidencing title when settling transactions.

8.               Voting

Any rights conferred by Investments of a Series shall be exercised in such manner as the Manager may determine (subject to the rights of the Directors to give instruction to the Manager regarding the exercise of such rights) and subject as aforesaid the Manager may in its discretion refrain from the exercise of such rights. The Company shall from time to time, upon request from the Manager, procure that the Client, on behalf of each Series, shall execute and deliver or cause to be executed and delivered to the Manager or its nominee(s) such powers of attorney or proxies as may reasonably be required authorising such attorneys or proxies to exercise any rights or otherwise act in respect of all or any part of the Investments. Without prejudice to the generality of the foregoing the Manager will be entitled to give voting instructions to the Custodian in respect of the exercise of any voting or other rights attached to any Investment at the discretion of the Manager or as the Company and/or the Client may instruct from time to time.

9.               Lending and Borrowing

9.1.          Subject to the Investment Policy of a Series and as provided in this Clause 10, investments comprised in the Portfolio of a Series and documents of title and certificates evidencing title to such investments and other property acquired under this Agreement may not be lent to a third party nor may money be borrowed on the Client’s or a Series’ behalf against the security of such investments, documents and property.

9.2.          Subject to the Investment Policy of a Series, an overdraft facility or line of credit may be established on behalf of each Series and may be used as a temporary measure for the extraordinary or emergency needs of each Series.

9.3.          Subject to the Investment Policy of a Series and to the temporary borrowing facility provided for in 10.2 above, the Manager may not commit the Client or a Series to supplement the monies in the Portfolio of a Series either by borrowing on its behalf or by committing it to a contract the performance of which may require them to supplement the Portfolio of such Series.

10.         Reporting

10.1.        The Manager shall arrange to notify the Company and the Client (by fax) of transactions in each Series on a daily basis and will instruct brokers to send the original contract note to the Custodian and copies to the Company and the Client.

10.2.        The Manager shall supply quarterly, on a Series by Series basis, to the Company and the Client the following:

(a)           reports incorporating inter alia investment policy, which will be sent within twenty-five working days of the end of the quarter to which the report relates;

(b)           a portfolio valuation. Such valuations will show the number of units of each investment or other asset held, the book cost and the aggregate value of each as at the valuation date, and will normally use middle market prices for listed investments. In the event of any change in this method the Manager will notify the Company and the Client accordingly;

(c)           a statement of any income received on the investments held; and

(d)           an estimate of the investment performance of the Account during the period under review measured by the Manager on a monthly basis by reference to total returns schedules showing transactions undertaken during the period under review.

10.3.        The Manager shall attend meetings with the Company and/or the Client from time to time as required by the Directors. Instructions as to the management of the Portfolio of a Series given orally to the Manager at such meetings will be confirmed in writing to the Manager as provided for in Clause 23.

11.         Material Interests

11.1.        Except as specified in Clause 4.1(d) of this Agreement, the Manager may not effect transactions for the Portfolio of a Series in which it has directly or indirectly a material interest or any relationship with another party which may involve a conflict of the Manager’s duty to the Company and/or the Client or any Series without prior reference to the Company, other than transactions in units in unit trusts managed by Baillie Gifford & Co. Limited, an Associate of the Manager, in accordance with the provisions of sub-clause 12.2 of this Agreement.

11.2.        For the purposes of sub-clause 12.1 of this Agreement the Manager may not effect transactions for the Portfolio of a Series in units in unit trusts managed by Baillie Gifford & Co. Limited unless the Manager shall first have been issued with an order of exemption by the SEC in accordance with sub-section 17(a)(1)(b) of the 1940 Act.

12.         Relevant Arrangements

The Manager may not effect transactions for the Portfolio of a Series with or through the agency of a person who provides services under any arrangement where that person will from time to time provide to or procure for the Manager services or other benefits which result, or are designed to result, in an improvement in the services which the Manager provides to its clients and for which it may make no direct payment but may undertake to place business with that person.

13.         Taxation

Bank statements and vouchers will be sent by the Custodian to the Client to enable the Client, on behalf of each Series, to reclaim any credits in respect of or tax deducted from the income of the Portfolio of such Series.

14.         Fees

In consideration for the services to be provided by the Manager as Sub-Investment Manager under this Agreement the Company shall, during the continuance of this Agreement, pay to the Manager, fees calculated by reference to the value of the Portfolio of each Series all in accordance with the provisions set forth in the applicable Fee Appendix. All such Fee Appendices shall provide that they are subject to all terms and conditions of this Sub-Investment Advisory Agreement.

Compensation under this Agreement and the related Fee Appendices for all Series shall be calculated and accrued daily and the amounts of the daily accruals shall be paid quarterly, or at such other intervals agreed to by the parties. If this Agreement becomes effective with respect to a Series subsequent to the First day of a quarter or shall terminate before the last day of a quarter, compensation for that part of the quarter during which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Appendix.

15.         Indemnity

15.1.        Neither the Manager nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Client or any Series and/or the Company (at the direction or request of the Manager) or the Manager in connection with the Manager’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Client or any Series and/or the Company in connection with the matters to which this Agreement relates, except for loss resulting from wilful misfeasance or misconduct, wilful default, bad faith, or gross negligence in the performance of its or his/her duties on behalf of the Client or any Series and/or the Company or from reckless disregard by the Manager or any such person of the duties of the Manager under this Agreement.

15.2.        The Manager shall not be liable for the consequences of any investment decision made hereunder or in respect of any other fund managed by the Manager or any of its Associates which is a permitted investment hereunder. The Manager acts only as agent for the Client and each Series and the Company hereby undertakes to indemnify the Manager against all actions, proceedings, claims, demands, costs and expenses which may be brought against, suffered or incurred by the Manager by reason of its performance of such duties, including all legal, professional and other expenses incurred.

15.3.        Notwithstanding the provisions of Clause 16.2, the Manager will indemnify the Company and/or the Client and each Series in respect of any loss incurred as a result of negligence or fraud by the Manager or any of its Associates or their respective employees in their performance of the duties under the terms of this Agreement.

16.         Term and Termination of Agreement

16.1.        The term of this Agreement shall begin on the Commencement Date, provided that, with respect to any Series, this Agreement shall not take effect unless it has first been approved by the Board of Trustees of the Client, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) and by a majority of the outstanding voting securities of that Series (as defined in the 1940 Act) and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect until the first anniversary of the Funds’ operations. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Company and each Series, subject to the termination provisions and all other terms and conditions hereof, provided such continuance is approved at least annually by the vote of holders of a majority of the outstanding voting securities of each Series (as defined in the 1940 Act) or by the Board of Trustees of the Client, provided, that in either event, such continuance is also approved annually by the vote of a majority of the Board of Trustees of the Client who are not parties to this Agreement and are not “interested persons” (as defined in the 1940 Act) of any party, which vote must be cast in person at a meeting called for the purpose of voting on such approval. The Manager shall furnish to the Client, on behalf of each Series, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment hereof.

16.2.        The Manager acknowledges that this Agreement may be terminated by the Company in accordance with the following provisions of this Clause

Subject to Clause 17.3 below, the Client may, with respect to a Series, either by majority vote of its Board of Trustees or by the vote of a majority of the outstanding voting securities of such Series (as defined in the 1940 Act), at any time and without the payment of any penalty, direct the Company to terminate this Agreement upon sixty days written notice to the Manager.

16.3.        The Manager acknowledges that this Agreement may also be terminated in accordance with the following provisions of this Clause.

16.4.        The Client shall also be entitled forthwith to direct the Company to terminate the appointment of the Manager as Sub-Sub-Investment Manager hereunder with respect to a Series, notwithstanding any period remaining in accordance with this Clause or, no notice having been given:

(i)            if the Manager shall commit any material breach of its obligations under this Agreement and (if such breach shall be capable of remedy) shall fail within thirty days of receipt of notice in writing served by the Company requiring it so to do to make good such breach;

(ii)           if an order is made or a resolution passed to wind up the Manager or if a receiver is appointed to the whole or any part of the property and undertaking of the Manager;

(iii)          if the Shareholders Agreement dated 7 November 1990 between the Guardian Insurance & Annuity Company, Inc., the Manager and the Company is terminated or expires by effluxion of time.

16.5.        The Manager may terminate this Agreement with respect to a Series without payment of penalty upon sixty days written notice to the Company.

16.6.        The Manager shall also be entitled to terminate forthwith this Agreement with respect to a Series, notwithstanding any period remaining in accordance with this Clause or, no notice having been given, if (i) the said Shareholders Agreement between The Guardian Insurance & Annuity Company, Inc. and the Manager and the Company is terminated or expires by effluxion of time, or (ii) an order is made or a resolution passed to wind up the Company, or (iii) if the Company shall commit any material breach of its obligations under this Agreement and (if such breach shall be capable of remedy) shall fail within 30 days of receipt of notice in writing served by the Manager requiring it so to do to make good such breach, or (iv) a receiver is appointed to the whole or any part of the property and undertaking of the Company.

16.7.        Termination of this Agreement as detailed in this Clause with respect to any Series shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Series.

16.8.        This Agreement shall immediately terminate in the event of its assignation or assignment (as that term is defined in the 1940 Act) by either party unless such automatic termination shall be prevented by an exemptive order or rule of the SEC.

16.9.        On the termination of the appointment of the Manager under the provisions of this Clause the Manager shall be entitled to receive all fees accrued due and outlays incurred up to the date of such termination but shall not in the case of termination under sub-clause 17.2, 17.3 or 17.4 above, be entitled to compensation in respect of such termination.

16.10.      On termination of the appointment of the Manager under the provisions of this Clause the Manager shall deliver to the Company, or as it shall direct, all books of account, records, registers, correspondence, documents and assets in relation to the affairs of or belonging to the Company and/or the Client or any Series in the possession of or under the control of the Manager as sub-investment manager, and take all necessary steps to vest in the Company any assets previously held in the name of or to the order of the Manager as sub-investment manager, on behalf of the Company.

16.11.      Termination of the appointment of the Manager hereunder shall be without prejudice to transactions already initiated, which transactions shall be completed.

16.12.      The Company and the Manager will co-operate with each other to ensure that transactions in progress at the date of termination of the Manager’s appointment hereunder shall be completed by the Company in accordance with the terms of such transactions and, to this end, the Manager shall provide the Company with all necessary information and documentation to secure implementation thereof.

17.         Non-Exclusivity

17.1.        The services of the Manager hereunder are not to be deemed exclusive and the Manager or any Associate thereof shall be free to render investment management services, investment advisory services and corporate administrative services to other parties (including without prejudice to the generality of the foregoing other investment companies) on such terms as the Manager or such Associate may arrange so long as its services under this Agreement are not thereby impaired and to retain for its own use and benefit fees or other moneys payable thereby. The Manager shall not be deemed to be affected with notice of or to be under any duty to disclose to the Company any fact or thing which may come to the notice of it or any servant or agent of it in the course of the Manager rendering the said services to others or in the course of its business in any other capacity or in any manner whatsoever otherwise than in the course of carrying out its duties under this Agreement.

17.2.        The Manager agrees to permit individuals who are directors or officers of the Manager to serve as directors or officers of the Company and/or the Client.

18.         Confidentiality

Neither of the parties hereto shall during the continuance of this Agreement or after its termination, disclose to any person, firm or fund whatsoever (except in the case of the Manager, with the written authority of the Company and/or the Client or unless ordered to do so by a court of competent jurisdiction or any regulatory body) any information of a confidential nature relating to the business investments finances or other matters of a confidential nature of the other party (or of the Client or any Series) of which it may have become possessed during the period of this Agreement and each party shall use its reasonable endeavours to prevent any such disclosure as aforesaid.

19.         Complaints

19.1.        The Manager has established procedures in accordance with the requirements of FSA for the effective consideration of complaints by the Company.

19.2.        Should the Company and/or the Client wish to make a complaint to the Manager about any aspect of the Manager carrying out its duties under this Agreement or otherwise it shall in the first instance do so by letter addressed to the director or directors of the Manager responsible for the performance of the Manager’s duties hereunder; if no satisfactory resolution of the complaint is achieved within five days the Company and/or the Client may repeat the complaint by letter addressed to the Chairman of the Manager.

19.3.        Nothing contained in this Clause shall operate to the exclusion or substitution of any provision contained in this Agreement.

19.4.        The Manager is covered by the Financial Services Compensation Scheme. The Company may be entitled to compensation from the scheme if the Manager cannot meet its obligations. This depends on the type of business and the circumstances of the claim. Most types of investment business are covered for 100% of the first £30,000 and 90% of the next £20,000, so the maximum compensation is £48,000. Further information about compensation arrangements is available from the Financial Services Compensation Scheme.

20.         Arbitration

Without prejudice to the rights of the Company in accordance with Clause 20 hereof any matters of difference between the parties arising out of or in connection with this Agreement shall be submitted to arbitration to be determined under Scottish Law before a sole Arbiter to be agreed between the parties and in default of agreement to be appointed by the President of the Law Society of Scotland for the time being. No action shall be brought upon by any issue between the parties arising out of or in connection with this Agreement until the same has been submitted to arbitration pursuant hereto and an award made. Section 3(3) of the Administration of Justice (Scotland) Act 1972 shall not apply to this Agreement.

21.         Amendments

This Agreement may be amended by mutual consent, but no amendment shall be effective as to any given Series until it is approved by vote of a majority of such Series’ outstanding voting securities, and by the vote of a majority of the members of the Board of Trustees of the Client, including a majority of the Trustees who are not deemed to be “interested persons” (as defined in the 1940 Act).

Notwithstanding the foregoing, where the effect of a requirement of the 1940 Act which is reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

22.         Notices

Any notice required to be given under this Agreement shall be in writing, delivered personally or sent by first class prepaid letter or transmitted by telex or facsimile and shall be deemed duly served if left at or sent or (as appropriate) transmitted to the following addresses (or to the most recent of any other address of which a party hereto shall have given notice to the other party pursuant to this Clause):

(a)           if to the Company at:

Calton Square
1 Greenside Row
Edinburgh EH1 3AN
Scotland
For the attention of:
Facsimile number:

(b)           if to the Manager at:

Calton Square
1 Greenside Row
Edinburgh EH1 3AN
Scotland
For the attention of:
Facsimile number:

(c)           if to the Client at:

388 Market Street
Suite 1700
San Francisco, California 94111
U.S.A.
For the attention of:
Facsimile number:

Notices sent by first class prepaid letter shall be deemed to be served seven business days after posting. Evidence that the Notice was properly addressed, stamped and put into post shall be conclusive evidence of posting. A notice sent by facsimile transmission shall be deemed to have been served at the time when a complete and legible copy is received by the addressee. In this Clause “business day” means a day on which normal banking business is carried on in Edinburgh and San Francisco.

23.         Reliance on documents

Wherever pursuant to any provision of this Agreement any notice, instruction or other communication is to be given by, or on behalf of, the Company (or its Directors) to the Manager as sub-investment manager and the Manager may accept as sufficient evidence thereof:

(i)            a document signed or purporting to be signed on behalf of the issuing party by such person or persons whose signature the Manager is for the time being authorized by such issuing party to accept; or

(ii)           a message by tested telex, telecopier, facsimile machine or cable transmitted by, or on behalf of, the Company (or its Directors) by such person or persons whose messages the Manager is for the time being authorized by the Company or its Directors to accept, and the Manager shall not be obliged to accept any document or message signed or transmitted or purporting to be signed or transmitted by any other person.

24.         Client’s Rights Under this Agreement

The Manager agrees that the Client, in any question with the Manager in relation to its duties as sub-investment manager hereunder, may rely on any of the provisions of this Agreement as if it were a party hereto. The Company shall deliver a certified copy of this Agreement to the Client by way of intimation of the Client’s rights hereunder.

25.         Invalidity

The invalidity or unenforceability of any part of this Agreement shall not prejudice or affect the validity or enforceability of the remainder.

26.         Proper Law

Notwithstanding any conflict of laws, principles or provisions which may otherwise apply, this Agreement and the rights and obligations of the parties shall be governed by and are to be construed in accordance with the law of Scotland and, to the extent applicable, in accordance with the 1940 Act.

IN WITNESS WHEREOF these presents typewritten on this and the preceding     pages are executed as follows: they are subscribed for and on behalf of Baillie Gifford Overseas Limited by J. Ross Lidstone and R. Robin Menzies, two of its Directors, at New York, United States of America on November 7, 2006; and they are subscribed for and on behalf of Guardian Baillie Gifford Limited by Thomas G. Sorell and R. Robin Menzies, two of its Directors at New York, United States of America on November 7, 2006.

For Baillie Gifford Overseas Limited:

/s/ J.R. Lidstone

J. Ross Lidstone

/s/ R. Robin Menzies

R. Robin Menzies

For Guardian Baillie Gifford Limited:

/s/ Thomas G. Sorell

Thomas G. Sorell

/s/ R. Robin Menzies

R. Robin Menzies

SUB-SUB-INVESTMENT ADVISORY AGREEMENT FEE APPENDIX

Fee Appendix made as of November 7, 2006, between GUARDIAN BAILLIE GIFFORD LIMITED (the “Company”), a company incorporated under the Companies Act and registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended (“Adviser’s Act”) and BAILLIE GIFFORD OVERSEAS LIMITED (the “Manager”), a company incorporated under the Companies Act and registered under the Adviser’s Act.

WHEREAS RS Investment Trust, a Massachusetts business trust (the “Client”) has appointed RS Investment Management Co. LLC as the investment adviser and administrator for the Client pursuant to the Investment Advisory Agreement dated November 7, 2006,

WHEREAS RS has appointed the Company as sub-investment adviser and sub-administrator for each series of shares of beneficial interest of the Client pursuant to the Sub-advisory, Sub-administration and Accounting Services Agreement with the Company dated November 7, 2006 between RS and the Company (“Sub-Investment Advisory Agreement”); and

WHEREAS the Company has appointed the Manager as sub-sub-investment adviser for each series of shares of beneficial interest of the Client, pursuant to the Sub-Sub-Investment Advisory Agreement for which it may enter into a Fee Appendix to the Sub-Sub-Investment Advisory Agreement dated November 7, 2006 between the Company and the Manager (“Sub-Sub-Investment Advisory Agreement”); and

WHEREAS the series of the Client (the “Series”) is attached to this Fee Appendix as Annex A;

NOW, THEREFORE, the parties agree as follows:

1.      The Sub-Sub-Investment Advisory Agreement is hereby adopted for the Series.  The Series shall be one of the “Series” referred to in the Sub-Investment Advisory Agreement.  Certain capitalized terms used without definition in this Fee Appendix have the meaning specified in the Sub-Sub-Investment Advisory Agreement.
2.      For the services provided and the expenses assumed pursuant to the Sub-Sub-Investment Advisory Agreement, the Company will pay to the Manager a fee (exclusive of Value Added Tax), as set forth on Annex A, computed daily and paid quarterly (or at such other intervals as the parties may from time to time agree), at the monthly rate of at the rate set forth on Annex A times:

A             where:
B

“A” means the aggregate of the Values of the Portfolio as at the close of business on each Business Day falling in that quarter; and

“B” means the number of Business Days falling in that quarter.

3.      Said fees due to the Manager shall be invoiced by the Manager to the Company following the end of each quarter and shall be due and payable within ten days of the relevant invoice. The Company shall be entitled to make such payments on account as it may in its absolute discretion determine.
4.      For the purposes of paragraph 2 above:
(i)        the “Value of the Portfolio” means the aggregate of the values of the assets of the Portfolio of the Series at the close of business on a Business Day. The aggregate of the values of the assets shall be calculated by taking the value of securities held in the Portfolio of the Series, plus any cash or other assets (including dividends payable and declared but not collected) less all liabilities (including accrued expenses, but excluding capital and surplus);
(ii)       the “value of an asset” shall be taken:

(1)           in the case of an investment quoted on a Stock Exchange where market price is the recognised basis of quotation, at the price of such investment at the close of business of the appropriate exchange on the relevant Valuation Date or, if there have been no sales during the day, at the mean of the closing bid and asked prices;

(2)           in the case of an investment traded only on the over-the-counter market, at the mean between the bid and asked prices;

(3)           in the case of unquoted investments and other investments for which market quotations are not readily available, at the value ascertained in accordance with such manner as the Board of Trustees of the Client have deemed appropriate to reflect the fair value thereof;

(iii)      when any asset is held or liability is outstanding in a currency other than U.S. dollars, such asset or liability shall be notionally converted into the U.S. dollar equivalents at the prevailing market rates quoted by the Custodian at the close of business on the Business Day, on the relevant Valuation Date or, if such Valuation Date is not a Business Day, on the immediately preceding Business Day.
5.      The Company shall procure that Baillie Gifford & Co. shall be responsible for furnishing such office space, facilities and equipment and such clerical help, administrative and bookkeeping services in Edinburgh as the Series shall reasonably require in the conduct of its business in accordance with the Administrative and Secretarial Agreement between Baillie Gifford & Co. and the Company.
6.      This Fee Appendix shall be subject to all terms and conditions of the Sub-investment Advisory Agreement.
7.      This Fee Appendix shall become effective upon the date hereabove written,

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provided that it shall not take effect unless it has first been approved (i) by a vote of the Board of Trustees of the Client, including a majority of those Trustees of the Client who are not parties to this Fee Appendix or the Sub-Investment Advisory Agreement or interested persons of any such persons at a meeting called for the purpose of such approval and (ii) by vote of a majority of the Series’ outstanding voting securities.

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ANNEX A

Name of Fund	Rate

RS International Growth VIP Series	0.40%

RS Emerging Markets VIP Series	0.50%

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the 7th day of November, 2006.

For GUARDIAN BAILLIE GIFFORD LIMITED:

/s/ Thomas G. Sorell

Thomas G. Sorell

/s/ R. Robin Menzies

R. Robin Menzies

For BAILLIE GIFFORD OVERSEAS LIMITED:

/s/ J.R. Lidstone

J. Ross Lidstone

/s/ R. Robin Menzies

R. Robin Menzies